CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit 4.7

AMENDMENT

This is to confirm the amendment to EMPLOYEE SECONDMENT AGREEMENT (TOPPAN) executed on March 29, 2018 (the “Agreement”) between Toppan Printing Co., Ltd. (“Toppan”) and VTS-TOUCHSENSOR Co., LTD (“VTS”).

1.	The parties agree that the term of the Agreement shall be extended for additional two (2) years, ending March 25, 2023.
2.

Notwithstanding the foregoing, the parties acknowledge and agree that the Agreement will be terminated prior to the expiration date of the Agreement set forth in Article 1, if the parties reach an agreement in writing with respect to the transfer of Toppan employees to VTS as employees of VTS.

3.	The parties agree to change the Schedule 1 as attached hereto. The Schedule 1 may be changed when having request from Toppan and shall be discussed by both parties.

4.This amendment shall have the effect on March 26, 2021.

5.	Except as specifically provided hereinabove, both parties shall comply with the terms and conditions of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the dated indicated below.

Toppan Printing Co., Ltd.		VTS-TOUCHSENSOR Co., LTD.

Date:	March 25, 2021	Date:	March 25, 2021

By:	/s/ Tetsuro Ueki	By:	/s/ Mario Bernardo N.Santos
Name: Tetsuro Ueki		Name: Mario Bernardo N.Santos
Title: Director & Senior Managing		Title: Managing Director

Executive Officer, Electronics Division

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Schedule 1

[***]